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EXHIBIT 23.2



KPMG LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, Georgia 30308

The Board of Directors
AFLAC Incorporated
Columbus, Georgia

          We consent to the incorporation by reference in AFLAC Incorporated's ("AFLAC") Amendment No. 1 on Form S-3 dated January 6, 1999 of our report dated January 29, 1998, relating to the consolidated balance sheets of AFLAC and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1997 which report appears in the December 31, 1997, annual report on Form 10-K of AFLAC, incorporated herein by reference.


                                        KPMG LLP



Atlanta, Georgia
January 6, 1999